As filed with the Securities and Exchange Commission on August 6, 2013
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tandy Leather Factory, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	75-2543540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 Southeast Loop 820, Fort Worth, Texas	76140
(Address of Principal Executive Offices)	(Zip Code)

Tandy Leather Factory, Inc. 2013 Restricted Stock Plan
(Full title of the plan)

 Jon Thompson
Chief Executive Officer, President and Chief Operating Officer
Tandy Leather Factory, Inc.
1900 Southeast Loop 820
Fort Worth, Texas 76140
  (Name and address of agent for service)

(817) 872-3200
(Telephone number, including area code, of agent of service)

Copy to:

Douglas W. Clayton
Cantey Hanger LLP
Southlake Town Square
115 Grand Avenue, Suite 222
Southlake, Texas 76092
(817) 878-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non−accelerated filer ☐	Smaller reporting company ☑
                                                                                                                                            (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common stock, $0.0024 par value	300,000 (1)	$8.82 (2)	$2,646,000	$360.91

(1)
 Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the Tandy Leather Factory, Inc. 2013 Restricted Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Tandy Leather Factory, Inc.

(2)
Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, on the basis of the average ($8.82) of the high ($8.90) and low ($8.75) sales prices per share of common stock of Tandy Leather Factory, Inc. as reported by The Nasdaq Global Market on August 5, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1.                                Plan Information.*

Item 2.                                Registrant Information and Employee Plan Annual Information.*

*In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this Registration Statement with the Securities and Exchange Commission (the “SEC”).  The information required by Part I of Form S-8 is included in documents sent or given to participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents, which were filed by us with the SEC, and all future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filings of such documents:

(a)
Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including information specifically incorporated by reference into such Annual Report Form 10-K from our definitive proxy statement for our 2013 Annual Meeting of Stockholders), filed with the SEC on March 28, 2013, as amended by Amendment No. 1 on Form 10-K/A (including information specifically incorporated by reference into such Form 10-K/A from our definitive proxy statement from our 2013 Annual Meeting of Stockholders), filed with the SEC on March 28, 2013;

(b)	Quarterly Report on Form 10-Q for the three months ended April 1, 2013, filed with the SEC on May 14, 2013;

(c)	Current Reports on Form 8-K, filed with the SEC on February 19, 2013, March 12, 2013, May 13, 2013, and June 10, 2013 (two reports on this date);

(d)	Current Report on Form 8-K/A, filed with the SEC on March 12, 2013;

(e)
The description of our common stock, par value $0.0024 per share, and the associated rights, contained in our registration statement on Form 8-A filed with the SEC on August 16, 1994, as updated by our Current Report on Form 8-K filed with the SEC on July 14, 2004, updating and fully restating the description of our common stock; and

(f)
The description of rights to purchase our Series A Junior Participating Preferred Stock, par value $0.10 per share, contained in our registration statement on Form 8-A filed with the SEC on June 10, 2013.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnity him or her against such liabilities under Section 145.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the applicable section of the DGCL. Specifically, we will indemnify our directors and officers made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director or officer.

Our Amended and Restated Certificate of Incorporation limits the liabilities of our directors to our stockholders and us to the fullest extent permitted by the applicable section of the DGCL. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liabilities (i) for any breach of the duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit.

Our Bylaws also permit us to purchase and maintain insurance on behalf of our directors and officers against any liabilities arising out of their service in these positions. We currently maintain such insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                                Exemption from Registration Claimed.

Not Applicable.

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Item 8.                                Exhibits.

Exhibit Number	Exhibit
4.1
Certificate of Incorporation of The Leather Factory, Inc., and Certificate of Amendment to Certificate of Incorporation of The Leather Factory, Inc., filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q of Tandy Leather Factory, Inc. filed with the SEC on August 12, 2005 and incorporated by reference herein.

4.2
Bylaws of The Leather Factory, Inc., filed as Exhibit 3.5 to the Current Report on Form 8-K of Tandy Leather Factory, Inc. (f/k/a The Leather Factory, Inc.) filed with the SEC on July 14, 2004 and incorporated by reference herein.

4.3
Certificate of Designations of Series A Junior Participating Preferred Stock of Tandy Leather Factory, Inc., filed as Exhibit 3.1 to the Current Report on Form 8-K of Tandy Leather Factory, Inc. filed with the SEC on June 10, 2013.

4.4
Rights Agreement between Tandy Leather Factory, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (including the form of Certificate of Designations of Series A Junior Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C), filed as Exhibit 4.1 to the Current Report on Form 8-K of Tandy Leather Factory, Inc. filed with the SEC on June 10, 2013.

5.1*	Opinion of Cantey Hanger LLP, Securities Counsel, as to the validity of the securities being registered.
23.1*	Consent of Cantey Hanger LLP, Securities Counsel (included in Exhibit 5.1).
23.2*	Consent of Weaver and Tidwell, L.L.P., Independent Accountants.
24.1	Power of Attorney (included in signature page hereto).
99.1
Tandy Leather Factory, Inc. 2013 Restricted Stock Plan, filed as Annex 1 to the Definitive Proxy Statement of Tandy Leather Factory, Inc., filed with the SEC on April 23, 2013 and incorporated by reference herein.

*   Filed herewith.

Item 9.                                Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S−8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 6th day of August, 2013.

                                           TANDY LEATHER FACTORY, INC.

By:	/s/ Jon Thompson
Jon Thompson
Chief Executive Officer, President and Chief Operating Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jon Thompson and Shannon L. Greene, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on the day of August 6, 2013 by the following persons in the capacities indicated:

Signature	Title
/s/ Joseph R. Mannes	Chairman of the Board and Director
Joseph R. Mannes

/s/ Jon Thompson	Chief Executive Officer, President, Chief Operating Officer & Director
Jon Thompson	(Principal Executive Officer)

/s/ Shannon L. Greene	Chief Financial Officer, Treasurer & Director
Shannon L. Greene	(Principal Financial and Accounting Officer)

/s/ William M. Warren	Secretary, General Counsel & Director
William M. Warren

/s/ Mark J. Angus	Senior Vice President, Assistant Secretary & Director
Mark J. Angus

/s/ T. Field Lange	Director
T. Field Lange

/s/ L. Edward Martin III	Director
L. Edward Martin III

/s/ Michael A. Nery	Director
Michael A. Nery

/s/ J. Bryan Wilkinson	Director
J. Bryan Wilkinson